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                                                                   EXHIBIT 10.24
December 13, 1996

Mr. Michael Turner
25 Wellesley Road
Swarthmore, PA 19081

Dear Michael:

I am extremely pleased that you have elected to join Brookstone as a consultant to our Mail Order Department. We look forward to a mutually productive and enjoyable relationship.

As a Consultant to Brookstone Company you would be entitle to the following:

* You will be joining Brookstone as a Consultant to our Mail Order Department, reporting directly to me.

* It is anticipated that you official start date will be on or about January 6, 1997.

*   Brookstone will pay you a consultant fee of $2,403.85 per week.

* Brookstone will reimburse you for all costs you incur to continue your Cobra coverage while you are a Consultant to Brookstone Company.

* Brookstone will bear the reasonable cost of temporary housing accommodations for you through July 31, 1997.

* Brookstone will bear the reasonable cost of air travel expenses for bi-weekly trips to your home in Philadelphia through July 31, 1997.

*   You will be required to sign a Consultant Confidentiality Agreement.

It is Brookstone's intent to convert your consultant status into that of a "Regular Associate" of Brookstone on or around January 20, 1997. If this transition is not made, we would agree to retain your consultant status through April 30, 1997.

When you are hired as a "Regular Associate" of Brookstone you would be entitled to the following benefits:

*    Your title will be Vice President, Catalog, reporting directly to me.

* Your base salary will be $125,000 subject to review at the end of the fiscal '97 year.

* You will receive a car allowance of $500/month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business.

* You will be eligible to receive a transitional bonus of $10,000 ninety (90) days from your date of hire.

* You will participate in our Management Incentive Bonus (MIB) program (threshold 25%). Based on performance you will be eligible for up to 50% of your base salary in cash (if your performance exceeds the 50% level, you will be paid the remainder in stock options).

* Upon Board approval you will be granted a total of 10,000 shares of stock options. These shares will vest at 25% (2,500) per year over a 4 year period. The 10,000 shares of stock options will be presented for
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    approval at a Board of Directors conference meeting, which is scheduled for
    January 8, 1997. The option price will be fixed at the close of business on your first day of employment.

* When you relocate, Brookstone will bear the reasonable cost of packing your household. You will submit three (3) bids to Jo-Ann Karalus, Vice President
    - Human Resources for approval.

* You will receive incidental pay for one week when you move into your new home. Please advise this office when this takes place.

*    You will be eligible for 3 weeks of vacation in 1997 and thereafter.

* You will be covered under our comprehensive Medical plan effective 30 days from your date of hire.

* After a six month waiting period you will be eligible to participate in our dental plan.

* You will be eligible for long and short term disability insurance at no cost to you.

* You will be eligible to participate in the Company's Pension Plan. The Company contributes 100% of the potential benefits. Benefits vest after 5 years.

* After 1 year of service you will be eligible to participate in the Company's 401K plan.

* You, like all Company executives, will be required to sign a Confidentiality Agreement.

* In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income employment earned during the 12 month period following termination shall reduce the severance package payable.

The executive staff and I are very pleased with your acceptance of this offer and believe you will be an excellent addition to our team. Brookstone is the type of company where your contributions will be utilized and recognized.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return a copy to this office.

Warmest regards,
Michael Anthony
President and Chief Executive Officer

MA/rlb
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Michael Turner             (Date)